Exhibit 99.1

Ark Restaurants Announces Declaration of Dividend

CONTACT:
Robert Towers
(212) 206-8800
bob@arkrestaurants.com

NEW YORK, New York – June 17, 2011 -- Ark Restaurants Corp. (NASDAQ:ARKR) announced today that the Board of Directors declared its regular quarterly dividend of 25 cents per share on the Company’s common stock to be paid on July 5, 2011 to shareholders of record at the close of business on June 27, 2011.

Ark Restaurants owns and operates 22 restaurants and bars, 28 fast food concepts and catering operations. Seven restaurants are located in New York City, four are located in Washington, D.C., six are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include five restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel’s room service, banquet facilities, employee dining room and six food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.